Morgan Stanley Managed Futures Chesapeake I, LLC Financial Statements with Report of Independent Auditors For the Period from August 1, 2007 (commencement of operations) to December 31, 2007

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

MORGAN STANLEY MANAGED FUTURES CHESAPEAKE I, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Managed Futures Chesapeake I, LLC

We have audited the accompanying statement of financial condition of Morgan Stanley Managed Futures Chesapeake I, LLC (the “Trading Company”), including the condensed schedule of investments, as of December 31, 2007 and the related statements of operations, changes in members’ capital, and cash flows for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Managed Futures Chesapeake I, LLC, at December 31, 2007, the results of its operations, changes in members’ capital, and cash flows for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 27, 2008

Member of Deloitte Touche Tohmatsu

Morgan Stanley Managed Futures Chesapeake I, LLC

Statement of Financial Condition

December 31, 2007
$
ASSETS

Trading Equity:
Unrestricted cash	6,353,264
Restricted cash	477,106

Total Cash	6,830,370

Net unrealized gain on open contracts (MS&Co.)	283,848
Net unrealized loss on open contracts (MSIP)	(22,304)

Total net unrealized gain on open contracts	261,544

Total Trading Equity	7,091,914

Interest receivable (MS&Co.)	17,015

Total Assets	7,108,929

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES
Redemptions payable	225,000
Accrued incentive fees	43,610
Accrued management fees	11,241
Accrued administrative fees	1,967

Total Liabilities	281,818

MEMBERS’ CAPITAL
Managing Member	2,591,195
Non-Managing Members	4,235,916

Total Members’ Capital	6,827,111

Total Liabilities and Members’ Capital	7,108,929

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures Chesapeake I, LLC

Statement of Operations

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
$
INVESTMENT INCOME
Interest income (MS&Co.)	83,583

EXPENSES
Management fees	50,107
Incentive fees	43,610
Brokerage fees	12,571
Administrative fees	8,769

Total Expenses	115,057

NET INVESTMENT LOSS	(31,474)

TRADING RESULTS
Trading profit:
Realized	27,952
Net change in unrealized	261,544

Total Trading Results	289,496

SET INCOME	258,022

Net Income Allocation
Managing Member	71,195
Non-Managing Members	186,827

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures Chesapeake I, LLC

Statement of Changes in Members’ Capital

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007

	Managing Member	Non-Managing Members	Total
	$	$	$
Members’ Capital, Initial Contribution, August 1, 2007	3,420,000	1,603,719	5,023,719
Capital Contributions	—	2,445,370	2,445,370
Net Income	71,195	186,827	258,022
Capital Withdrawals	(900,000)	—	(900,000)

Members’ Capital, December 31, 2007	2,591,195	4,235,916	6,827,111

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures Chesapeake I, LLC

Statement of Cash Flows

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	258,022
Noncash item included in net income:
Net change in unrealized	(261,544)
Increase in operating assets:
Restricted cash	(477,106)
Interest receivable (MS&Co.)	(17,015)
Increase in operating liabilities:
Accrued incentive fees	43,610
Accrued management fees	11,241
Accrued administrative fees	1,967

Net cash used for operating activities	(440,825)

CASH FLOWS FROM FINANCING ACTIVITIES
Initial contributions	5,023,719
Capital contributions	2,445,370
Capital withdrawals	(675,000)

Net cash provided by financing activities	6,794,089

Net increase in unrestricted cash	6,353,264
Unrestricted cash at beginning of period	—

Unrestricted cash at end of period	6,353,264

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures Chesapeake I, LLC

Condensed Schedule of Investments

December 31, 2007

Futures Contracts:	Long Unrealized Gain	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
2007 Members’ Capital: $6,827,111	$	%	$	%	$

Commodity	215,185	3.15	(8,240)	(0.12)	206,945
Equity	6,336	0.09	3,623	0.05	9,959
Foreign currency	38,939	0.57	2,159	0.04	41,098
Interest rate	4,618	0.07	24,911	0.36	29,529

Grand Total:	265,078	3.88	22,453	0.33	287,531

Unrealized Currency Loss					(25,987)

Total Net Unrealized Gain					261,544

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements

For the period from August 1, 2007 (commencement of operations) to December 31, 2007

1. Summary of Significant Accounting Policies

Organization – Morgan Stanley Managed Futures Chesapeake I, LLC (the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2007. Demeter Management Corporation (“Demeter”) is the Managing Member and the trading manager of the Trading Company. Demeter has retained Chesapeake Capital Corporation (“Chesapeake” or the “Trading Advisor”) to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodities interests, including, but not limited to, foreign currencies, financial instruments, mortgage-backed securities, and money market instruments (collectively, “Futures Interests”) on behalf of the Trading Company. Each member invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Chesapeake, an unaffiliated Trading Advisor, to make investment decisions for the Trading Company. As of December 31, 2007, Morgan Stanley Managed Futures LV, L.P. (a Delaware Limited Partnership), Morgan Stanley Managed Futures MV, L.P. (a Delaware Limited Partnership), and Demeter (collectively, the “Members”) were the only members of the Trading Company.

The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIF”). MS&Co. acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition – Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the net change in unrealized on open contracts from one period to the next on the Statement of Operations. Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements (continued)

The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Trading Company Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage fees that would be payable upon the closing of open Futures Interests positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statement of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading and (b) net unrealized gains or losses on futures and forward contracts, which are valued at market and calculated as the difference between original contract value and market value.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statement of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The Trading Company’s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statement of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options and offset losses on offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage Fee – The Trading Company pays brokerage fees to MS&Co. Brokerage fees and transaction costs are accrued on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements (continued)

Administrative Fee – The Trading Company pays MS&Co. a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to  1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Capital Contributions – Each Member made an initial capital contribution into the Trading Company. Additional capital contributions by the Members may be made monthly pending Demeter’s approval. Such capital contribution will increase each Member’s pro rata share of the Trading Company’s Members’ Capital.

Demeter initially invested capital directly in the Trading Company. Demeter may redeem all or a portion of its investment at its sole discretion without notice to the Members once it believes a sufficient amount of assets has been raised from its Members to sustain the Trading Advisor’s trading program. All capital investments by Demeter will participate on the same terms as the investments made by the Members in the Trading Company. At December 31, 2007, Demeter’s investment in the Trading Company was $2,591,195. As of March 31, 2008, Demeter has redeemed all of its initial capital investment in the Trading Company.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member’s pro rata share of the Trading Company’s Members’ Capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of the Managing Member. No distributions have been made to date. The Managing Member does not intend to make any distributions.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1) The sole determination of Demeter; or

(2) The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3) The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements (continued)

New Accounting Developments – In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 became effective for the Trading Company as of August 1, 2007. The Trading Company has determined that the adoption of FIN 48 did not have a material impact on the Trading Company’s financial statements. The Trading Company files U.S. federal and state tax returns. 2007 tax year remains subject to examination by U.S. federal and most state tax authorities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Trading Company as of January 1, 2008. The impact to the Trading Company’s financial statements, if any, is currently being assessed.

2. Trading Advisor

Demeter has retained Chesapeake to make all trading decisions for the Trading Company.

Fees paid to Chesapeake by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company pays Chesapeake a monthly management fee based on a percentage of average net assets as described in the advisory agreement among Morgan Stanley Managed Futures Chesapeake I, LLC, Demeter and Chesapeake.

Incentive Fee – The Trading Company pays Chesapeake a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from futures, forwards, and options trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted. When a Trading Advisor experiences losses with respect to the Members’ Capital as of the end of a calendar month, the Trading Advisor must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.

3. Financial Instruments

The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements (continued)

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The exchange-traded contracts are accounted for on a trade-date basis and fair valued on a daily basis. The off-exchange-traded contracts are periodically fair valued.

The Trading Company accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133”). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:

(1) One or more underlying notional amounts or payment provisions;

(2) Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors;

(3) Terms require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, 2007, reported as a component of “Trading Equity” on the Statement of Financial Condition, and their longest contract maturities were as follows:

	Net Unrealized Gains on Open Contracts			Longest Maturities
Period	Exchange- Traded	Off- Exchange- Traded	Total	Exchange- Traded	Off- Exchange- Traded
2007	$261,544	—	$261,544	Dec. 2008	—

4. Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with the Futures Interests and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

Morgan Stanley Managed Futures Chesapeake I, LLC

Notes to Financial Statements (concluded)

The rapid fluctuations in the market prices of the Futures Interests in which the Trading Company invests make the Member’s investment volatile. If Chesapeake incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Chesapeake will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the futures commission merchants or the counterparties with respect to most of the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty.

5. Financial Highlights

For the Period from August 1, 2007 (commencement of operations) to December 31, 2007
RATIOS TO AVERAGE MEMBERS’ CAPITAL:(1)(2)	(0.90)%
Net Investment Loss	2.95%
Expenses before Incentive Fees	4.19%
Expenses after Incentive Fees	6.28%
Net Income

TOTAL RETURN BEFORE INCENTIVE FEES (3)	2.14%

TOTAL RETURN AFTER INCENTIVE FEES(3)	0.89%

(1)	Ratios have been annualized, with the exception of incentive fees and the net income ratio.
(2)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.
(3)	Total return has not been annualized and is calculated for the non-managing Members based on the average non-managing Members’ Capital.